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                                                                Exhibit 99.1



                ABERCROMBIE & FITCH ANNOUNCES MANAGEMENT CHANGES;


                 COMPANY REPORTS AUGUST NET SALES INCREASE 36%,
                      COMPARABLE STORE SALES INCREASE 24%,
                        REAFFIRMS OUTLOOK FOR FISCAL YEAR


NEW ALBANY, OHIO, AUGUST 29, 2005: Abercrombie & Fitch Co. (NYSE: ANF) today announced that Robert S. Singer, President and Chief Operating Officer, will be leaving the Company effective August 31, 2005.

Chairman and Chief Executive Officer Mike Jeffries stated, "We appreciate the significant contributions Bob made during his fifteen months with us. He helped the Company focus on many important areas of our business, and we believe that his accomplishments will make the transition in leadership quite smooth. However, there was a difference in approach to the timing and extent of our expansion into certain international markets. While we are solidifying our plans to expand into Canada and the United Kingdom, our entry into other foreign markets will be at a more deliberate pace.

"Bob's duties will be assumed by two of our current senior managers, John Lough, Executive Vice President of Logistics and Store Operations, and Mike Kramer, our CFO, who will take on the financial aspects of the COO's position."

"My time with Abercrombie & Fitch has been an extraordinary experience. I will miss the many wonderful and talented people here, and wish them the greatest future success," said Mr. Singer.

The Company also announced that it has retained Egon Zehnder to locate a President and Chief Operating Officer.

Abercrombie & Fitch Co. also today reported net sales of $287.4 million for the four-week period ended August 27, 2005, a 36% increase over last year's August sales of $212.1 million. August comparable store sales increased 24% compared with the four-week period ended August 28, 2004.

Year-to-date, the Company reported a net sales increase of 37% to $1.406 billion from $1.025 billion last year. Comparable store sales increased 24% for the year-to-date period.




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AUGUST 2005 HIGHLIGHTS

o        Total Company net sales increased 36%

o        Total Company comparable store sales increased 24%

o        Abercrombie & Fitch comparable store sales increased 13%

o        abercrombie comparable store sales increased 56%

o        Hollister Co. comparable store sales increased 29%


The Company said that its August sales, which historically represent the most important month of the back-to-school season, were exceptionally strong. The business maintained excellent momentum during the month, achieving strong comparable store sales increases in each brand.

The Company reaffirmed its recently increased guidance for the year of net income per fully-diluted share to be in the range of $3.10 to $3.30, based on a sales plan of approximately $2.7 billion for fiscal 2005, excluding a one-time charge to be taken in the third quarter for Mr. Singer's severance package.

The Company operated 353 Abercrombie & Fitch stores, 164 abercrombie stores, 284 Hollister Co. stores and Six RUEHL stores at the end of fiscal August. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.

To hear Abercrombie & Fitch's pre-recorded August sales message, please dial
(800) 395-0662, or internationally, dial (402) 220-1262.


For further information, call:          Thomas D. Lennox
                                        Director, Investor Relations and
                                        Corporate Communications
                                        (614) 283-6751


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release, A&F's Form 10-K or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD-LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1. BUSINESS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for the 2005 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; and ability to hire, train and retain associates, and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.